                                  EXHIBIT 10.15

                               SECOND AMENDMENT TO
                           FIRST AMENDED AND RESTATED
                              EMPLOYMENT AGREEMENT


         This Second Amendment ("Amendment") to the Amended and Restated Employment Agreement ("Employment Agreement") between ICO, Inc., a Texas corporation (the "Company"), and Jon C. Biro (the "Executive") is dated this 24TH day of October, 2002.

         1. Subparagraph (g) of Paragraph 4 of the Employment Agreement (entitled "Fringe Benefits") is hereby amended, effective as of November 1, 2002, to read as follows:

              "During the Employment Period, the Executive shall be entitled to fringe benefits in accordance with the policies of the Company as in effect immediately preceding the Effective Date or as in effect at any time thereafter with respect to other key executives. In lieu of use of a Company vehicle, and maintenance, repair, insurance, and fuel charges associated therewith, the Executive shall receive a monthly vehicle allowance in the sum of $1,290.00 ("Vehicle Allowance"), paid in advance on the first payday of each month. The Vehicle Allowance shall be periodically adjusted to reflect inflation. As reimbursement for fuel and vehicle-related charges incurred by the Executive when using the Executive's personal vehicle on Company business, the Executive shall be reimbursed at the IRS reimbursement rate of $0.365 per mile (or the prevailing rate)."

         2. All terms and conditions in the Employment Agreement that are not amended by this Amendment continue to be in full force and effect.


AGREED AND ACCEPTED:

ICO, INC.

By:    /s/  C. N. O'Sullivan                            /s/ Jon C. Biro
    -------------------------------                     -----------------------
                                                        Jon C. Biro
Printed Name: C. N. O'Sullivan

Title: Chairman and President



                                      S-5